December 12, 2001

Alan Norman
[Address]

Dear Alan:

        This letter sets forth the substance of the separation agreement (the "Agreement") Internap Network Services Corporation (the "Company") proposes regarding your employment transition.

        1.    Separation. Your last day of employment with the Company shall be June 12, 2002 (the "Separation Date").

        2.    Transition Period. Effective immediately you will resign your position as the Company's Vice-President Corporate Development and any positions with any affiliate of the Company other than the Japanese joint venture, and from now through the Separation Date (the "Transition Period"), you will report to Eugene Eidenberg, the Company's Chief Executive Officer ("Mr. Eidenberg") and will be expected to assist in the transition of duties regarding the Company's Japanese joint venture project, as requested by Mr. Eidenberg. Effective on June 12, 2002 you will automatically (without any further action required by you) be deemed to have resigned from the joint venture's Board of Directors, provided that the Company may change such date in its sole discretion without notice to you, in which event the Separation Date will not be affected. You will perform your transition duties from your California residence, except as required by Mr. Eidenberg. During the Transition Period you will be paid based on an annual base salary of $112,500, less applicable withholdings and deductions, and will be entitled to continue your employee benefits, including vacation accrual. You agree that as of the date of this Agreement, your accrued vacation and paid time off balance with the Company is at zero (0) days.

        3.    Stock Options. Your stock options will cease vesting on the Separation Date, under the terms of your written stock option agreement(s) and the applicable plan(s) governing those agreement(s). You may exercise your vested option shares pursuant to your written stock option agreement(s) and the applicable plan(s) governing those agreement(s).

        4.    Expense Reimbursements. The Company will, pursuant to its regular business practice, reimburse you for expenses approved in advance by Mr. Eidenberg through the Separation Date, if any, that you submit within ten (10) days of the Separation Date.

        5.    Return of Company Property. On or before the Separation Date, you must return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, computer access codes, computer programs, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

        6.    Continuing Obligations. After the Separation Date, you will have continuing obligations to the Company, including obligations not to use or disclose any confidential or proprietary information of the Company. A copy of the agreement you signed with respect to these obligations is attached to this letter as Exhibit B. During the Transition Period, you may seek other employment provided that such employment shall not conflict with your obligations under Exhibit B or Sections 10 and 11 of the Employment Agreement (defined below) except to the extent that any Company policies expressly restrict your employment by another employer.

        7.    Release. In exchange for the Transition Period and other consideration under this Agreement, to which you acknowledge you would otherwise not be entitled absent this Agreement, you hereby release, acquit and forever discharge the Company, its parent and subsidiaries, and its and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification you may have as a result of any third party action against you based on your employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, paid time off, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims under that certain Employment Agreement between you and the Company dated June 21, 2001 (the "Employment Agreement"); claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act; the California Labor Code; the Washington Law Against Discrimination in Employment, as amended; the Washington Family Leave Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; and breach of the implied covenant of good faith and fair dealing.

        8.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after you sign this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after you sign this Agreement.

        9.    Section 1542 Waiver. You acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any claims you may have against the Company.

        10.  Other Compensation or Benefits. Except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company after the Separation Date.

        11.  Separation Date Release. As further consideration for the promises set forth in this Agreement, on the Separation Date you agree to execute, make effective and deliver to the Company the General Release and Waiver attached as Exhibit A ("the Separation Date Release"). You understand and acknowledge that failure to provide a Separation Date Release will constitute a material breach of this Agreement.

        12.  Entire Agreement. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all agreements entered into by and between you and the Company, including the Employment Agreement; provided, however, that Section 10 of the Employment Agreement regarding Proprietary Rights and Inventions is expressly made a part of and incorporated into this Agreement, and is not superseded. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by a duly authorized officer of the Company.

        13.  Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

        14.  Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.

        15.  Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

        If this Agreement is acceptable to you, please sign below, and return the original to me.

        Thank you for your efforts in support of the Company. We look forward to working with you during the Transition Period.

Sincerely yours,
Internap Network Services Corporation
/s/ GENE EIDENBERG Gene Eidenberg Chief Executive Officer
So Agreed.
/s/ ALAN NORMAN Alan Norman
Date:	December 17, 2001

Attachments:
Exhibit A—Separation Date Release
Exhibit B—Employee Confidentiality, Nonraiding and Noncompetition Agreement